Exhibit 99.1

ESSA BANCORP, INC. AND SUBSIDIARY

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of ESSA Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of ESSA Bancorp, Inc. and subsidiary (the “Company”) as of September 30, 2024 and 2023; the related consolidated statement of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for credit losses effective October 1, 2023, due to the adoption of Accounting Standards Codification (ASC) Topic 326, Financial Instruments – Credit Losses.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Audit Committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involve our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses (ACL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $1.76 billion as of September 30, 2024, and the associated ACL was $15.3 million. As discussed in Notes 1 and 4 to the consolidated financial statements, estimating an appropriate allowance for credit losses requires management to make certain assumptions about expected losses on loans in the loan portfolio over their remaining contractual life as of the balance sheet date. The allowance for credit losses is measured on a collective pool basis when similar risk characteristics exist. Loans that do not share similar risk characteristics are evaluated on an individual basis, at the balance sheet date. The measurement of expected credit losses on collectively evaluated loans is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the amortized cost basis. Management applies qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in economic conditions, portfolio composition, and delinquent and classified trends.

We identified these qualitative adjustments within the ACL as critical audit matters because they involve a high degree of subjectivity. While the determination of these qualitative adjustments includes analysis of observable data over the historical loss period, the judgments required to assess the directionality and magnitude of adjustments is highly subjective. Auditing these complex judgments and assumptions involved especially challenging auditor judgment due to the nature of audit evidence and the nature and extent of effort required to address these matters.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

•	Testing the design, implementation, and operating effectiveness of internal controls over the calculation of the allowance for credit losses, including the qualitative factor adjustments.

•	Testing the completeness and accuracy of the data inputs used by management as a basis for the qualitative factors by agreeing them to internal and external data sources.

•

Testing management’s process and evaluating the reasonableness of their inputs and assumptions by evaluating the reasonableness of the qualitative adjustments, including the magnitude and directional consistency of the adjustments.

We have served as the Company’s auditor since 2005.

S.R. Snodgrass, P.C.

Conshohocken, Pennsylvania

December 13, 2024

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	September 30,
	2024	2023
	(dollars in thousands)
ASSETS
Cash and due from banks	$38,683	$39,008
Interest-bearing deposits with other institutions	9,897	46,394

Total cash and cash equivalents	48,580	85,402
Investment securities available for sale, at fair value (net of allowance for credit losses of $0)	215,869	334,056
Investment securities held to maturity, at amortized cost (net of allowance for credit losses of $0)	47,378	52,242
Loans receivable (net of allowance for credit losses of $15,306 and $18,525)	1,744,284	1,680,525
Loans held for sale	—	250
Regulatory stock, at cost	18,750	17,890
Premises and equipment, net	11,253	12,913
Bank-owned life insurance	39,571	39,026
Foreclosed real estate	3,195	3,311
Intangible assets, net	—	91
Goodwill	13,801	13,801
Deferred income taxes	3,889	6,877
Derivative and hedging assets	8,203	19,662
Other assets	32,944	27,200

TOTAL ASSETS	$2,187,717	$2,293,246

LIABILITIES
Deposits	$1,629,051	$1,661,016
Short-term borrowings	280,000	374,652
Other borrowings	10,000	—
Advances by borrowers for taxes and insurance	6,870	6,550
Derivative and hedging liabilities	9,183	9,579
Other liabilities	22,192	21,741

TOTAL LIABILITIES	1,957,296	2,073,538

STOCKHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 10,000,000 shares authorized, none issued)	—	—
Common stock ($0.01 par value; 40,000,000 shares authorized, 18,133,095 issued; 10,123,708 and 10,394,689 outstanding at September 30, 2024 and 2023, respectively)	181	181
Additional paid-in capital	183,073	182,681
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,557)	(6,009)
Retained earnings	163,473	151,856
Treasury stock, at cost; 8,009,387 and 7,738,406 shares outstanding at September 30, 2024 and 2023, respectively	(104,184)	(99,508)
Accumulated other comprehensive loss	(6,565)	(9,493)

TOTAL STOCKHOLDERS’ EQUITY	230,421	219,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,187,717	$2,293,246

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

	Years Ended September 30,
	2024	2023
	(dollars in thousands except per share data)
INTEREST INCOME
Loans receivable, including fees	$87,688	$73,329
Investment securities:
Taxable	11,752	9,834
Exempt from federal income tax	42	42
Other investment income	3,975	2,294

Total interest income	103,457	85,499

INTEREST EXPENSE
Deposits	33,322	17,399
Short-term borrowings	11,317	6,546
Other borrowings	539	—

Total interest expense	45,178	23,945

NET INTEREST INCOME	58,279	61,554
(Release of) provision for credit losses	(1,360)	700

NET INTEREST INCOME AFTER (RELEASE OF) PROVISION FOR CREDIT LOSSES	59,639	60,854

NONINTEREST INCOME
Service fees on deposit accounts	2,808	3,075
Services charges and fees on loans	1,331	1,350
Loan swap fees	163	263
Unrealized loss on equity securities	(6)	(4)
Trust and investment fees	1,640	1,640
Loss on sale of investment securities, net	—	(121)
Gain on sale of loans, net	375	172
Earnings on bank-owned life insurance	931	786
Insurance commissions	527	584
Other	435	161

Total noninterest income	8,204	7,906

NONINTEREST EXPENSE
Compensation and employee benefits	26,906	26,621
Occupancy and equipment	4,842	4,341
Professional fees	4,295	4,760
Data processing	5,399	4,910
Advertising	680	648
Federal Deposit Insurance Corporation (“FDIC”) premiums	1,638	1,078
Foreclosed real estate	101	231
Amortization of intangible assets	91	190
Other	2,929	2,911

Total noninterest expense	46,881	45,690

Income before income taxes	20,962	23,070
Income taxes	3,970	4,494

NET INCOME	$16,992	$18,576

Earnings per share:
Basic	$1.78	$1.91
Diluted	$1.78	$1.91
Dividends per share	$0.60	$0.60

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Years Ended September 30,
	2024	2023
	(dollars in thousands)
Net income	$16,992	$18,576
Other comprehensive income (loss):
Investment securities available for sale:
Unrealized holding income (loss)	12,457	(4,737)
Tax effect	(2,617)	995
Reclassification of gains (losses) recognized in net income	—	121
Tax effect	—	(25)

Net of tax amount	9,840	(3,646)

Pension plan adjustment:
Unrealized holding gain	2,309	1,486
Tax effect	(484)	(312)
Reclassification adjustment related to actuarial gain	—	—
Tax effect	—	—

Net of tax amount	1,825	1,174

Derivative and hedging activities adjustments:
Changes in unrealized (loss) gain on derivative included in net income	(2,103)	3,900
Tax effect	444	(821)
Reclassification adjustment for gains on derivatives included in net income	(8,960)	(9,122)
Tax effect	1,882	1,916

Net of tax amount	(8,737)	(4,127)

Total other comprehensive income (loss)	2,928	(6,599)

Comprehensive income	$19,920	$11,977

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Unallocated Common			Accumulated Other	Total
	Number of Shares	Amount	Paid-In Capital	Stock Held by the ESOP	Retained Earnings	Treasury Stock	Comprehensive Loss	Stockholders’ Equity
	(dollars in thousands except share and per share data)
Balance, September 30, 2022	10,371,022	$181	$182,173	$(6,462)	$139,139	$(99,800)	$(2,894)	212,337
Net income					18,576			18,576
Other comprehensive loss							(6,599)	(6,599)
Cash dividends declared ($0.60 per share)					(5,859)			(5,859)
Stock-based compensation			560					560
Allocation of ESOP stock			345	453				798
Allocation of treasury shares to incentive plan	23,667		(397)			292		(105)

Balance, September 30, 2023	10,394,689	181	182,681	(6,009)	151,856	(99,508)	(9,493)	219,708
Net income					16,992			16,992
Other comprehensive income							2,928	2,928
Cash dividends declared ($0.60 per share)					(5,905)			(5,905)
Cumulative effect of adoption of ASU 2016-13					530			530
Stock-based compensation			568					568
Allocation of ESOP stock			345	452				797
Allocation of treasury shares to incentive plan	32,628		(521)			387		(134)
Treasury shares purchased	(303,609)					(5,063)		(5,063)

Balance, September 30, 2024	10,123,708	$181	$183,073	$(5,557)	$163,473	$(104,184)	$(6,565)	$230,421

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended September 30,
	2024	2023
	(dollars in thousands)
OPERATING ACTIVITIES
Net income	$16,992	$18,576
Adjustments to reconcile net income to net cash provided by operating activities:
(Release of) provision for credit losses	(1,360)	700
Provision for depreciation and amortization	1,111	1,110
Amortization and accretion of discounts and premiums, net	(2,220)	(1,390)
Net loss on sale of investment securities	—	121
Compensation expense on ESOP	797	798
Stock-based compensation	568	560
Amortization of right-of-use-asset	903	815
Unrealized loss on equity securities	6	4
Gain on sale of loans, net	(375)	(172)
Origination of residential real estate loans for sale	(19,582)	(13,031)
Proceeds from sale of residential real estate loans	20,207	12,953
Increase in accrued interest receivable	(205)	(3,282)
(Decrease) increase in accrued interest payable	(724)	4,993
Earnings on bank-owned life insurance	(879)	(786)
Deferred federal income taxes	2,069	252
Decrease in accrued pension liability	(357)	(312)
Loss on foreclosed real estate	101	231
Amortization of intangible assets	91	190
Other, net	(3,716)	(1,470)

Net cash provided by operating activities	13,427	20,860

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sale of investment securities	—	881
Proceeds from principal repayments and maturities	171,376	26,192
Purchases	(38,891)	(156,233)
Investment securities held to maturity:
Proceeds from principal repayments and maturities	4,793	4,961
Increase in loans receivable, net	(59,196)	(248,502)
Redemption of regulatory stock	22,383	31,425
Purchase of regulatory stock	(23,243)	(34,922)
Proceeds from sale of foreclosed real estate	15	33
Purchase of premises, equipment, and software	(221)	(955)

Net cash provided by (used for) investing activities	77,016	(377,120)

FINANCING ACTIVITIES
Decrease (increase) in deposits, net	(31,965)	280,995
Net (decrease) increase in short-term borrowings	(94,652)	143,842
Proceeds from other borrowings	10,000	—
Increase (decrease) in advances by borrowers for taxes and insurance	320	(5,253)
Purchase of common stock	(5,063)	—
Dividends on common stock	(5,905)	(5,859)

Net cash (used for) provided by financing activities	(127,265)	413,725

(Decrease) increase in cash and cash equivalents	(36,822)	57,465
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	85,402	27,937

CASH AND CASH EQUIVALENTS AT END OF YEAR	$48,580	$85,402

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

SUPPLEMENTAL CASH FLOW DISCLOSURES

	Years Ended September 30,
	2024	2023
	(dollars in thousands)
Cash paid:
Interest	$45,902	$18,952
Income taxes	3,260	3,600
Noncash items:
Transfers from loans to foreclosed real estate	—	3,546
Initial recognition of operating right-of-use asset	554	840
Initial recognition of operating lease liability	554	840
Unrealized holding gain (loss) on investment securities available for sale	12,457	(4,616)

See accompanying notes to the consolidated financial statements.

ESSA BANCORP, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

The consolidated financial statements include the accounts of ESSA Bancorp, Inc. (the “Company”), its wholly owned subsidiary, ESSA Bank & Trust (the “Bank”), and the Bank’s wholly owned subsidiaries, ESSACOR Inc.; Pocono Investments Company; ESSA Advisory Services, LLC; Integrated Financial Corporation; and Integrated Abstract Incorporated, a wholly owned subsidiary of Integrated Financial Corporation. The primary purpose of the Company is to act as a holding company for the Bank. The Bank’s primary business consists of the taking of deposits and granting of loans to customers generally in Monroe, Northampton, Lehigh, Lackawanna, Luzerne, Delaware, Chester, and Montgomery counties, Pennsylvania. The Bank is subject to regulation and supervision by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The investment in subsidiary on the parent company’s financial statements is carried at the parent company’s equity in the underlying net assets.

ESSACOR, Inc. is a Pennsylvania corporation that has been used to purchase properties at tax sales that represent collateral for delinquent loans of the Bank. Pocono Investment Company is a Delaware corporation formed as an investment company subsidiary to hold and manage certain investments, including certain intellectual property. ESSA Advisory Services, LLC is a Pennsylvania limited liability company owned 100 percent by ESSA Bank & Trust. ESSA Advisory Services, LLC is a full-service insurance benefits consulting company offering group services such as health insurance, life insurance, short-term and long-term disability, dental, vision, and 401(k) retirement planning as well as individual health products. Integrated Financial Corporation is a Pennsylvania Corporation that provided investment advisory services to the general public and is currently inactive. Integrated Abstract Incorporated is a Pennsylvania Corporation that provided title insurance services and is currently inactive. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The accounting principles followed by the Company and its subsidiary and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and related revenues and expenses for the period. Actual results could differ from those estimates.

Securities

The Company determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income (loss), net of the related deferred tax effects. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities classified as held-to-maturity are those that the Company has the positive intent and ability to hold until maturity. These securities are reported at amortized cost.

Prior to adopting ASU 2016-13, declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, the Company considers: (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the Company’s intent to sell the security or whether it’s more likely than not that the Company would be required to sell the security before its anticipated recovery in market value.

The fair market value of the equity securities tends to fluctuate with the overall equity markets as well as the trends specific to each institution. The equity securities portfolio is reviewed in a similar manner as that of the debt securities with greater emphasis placed on the length of time the market value has been less than the carrying value and the financial sector outlook. The Company also reviews dividend payment activities, levels of non-performing assets and loan loss reserves. The starting point for the equity analysis is the length and severity of market value decline. The realized loss is recognized as impairment charges on securities on the consolidated statements of income. The previous cost basis less the OTTI recognized in earnings becomes the new cost basis of the investment.

Certain equity securities that do not have a readily determinable fair value are stated at cost, adjusted for observable price changes in orderly transactions for identical or similar investments of the same issuer. These securities include restricted stock of the Federal Home Loan Bank of Pittsburgh, as well as other equity securities.

Allowance for Credit Losses – Available for Sale Securities

The Bank measures expected credit losses on available-for-sale debt securities when the Bank does not intend to sell, or when it is not more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Bank considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this evaluation indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, equal to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

The allowance for credit losses on available-for-sale debt securities is included within Investment securities available-for-sale on the consolidated balance sheet. Changes in the allowance for credit losses are recorded within Provision for credit losses on the consolidated statement of income. Losses are charged against the allowance when the Bank believes the collectability of an available-for-sale security is in jeopardy or when either of the criteria regarding intent or requirement to sell is met.

Available-for-sale debt securities are typically classified as nonaccrual when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about the further collectability of principal or interest. When available-for-sale debt securities are placed on nonaccrual status, unpaid interest credited to income is reversed.

Allowance for Credit Losses - Held to Maturity Securities:

The Bank measures expected credit losses on held-to-maturity debt securities on a collective basis by security investment grade. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

The Bank’s held-to-maturity debt securities portfolio consistes entirely of mortgage-backed securities issued by U.S. government entities and agencies These securities are highly rated with a history of no credit losses, and are assigned ratings based on the most recent data from ratings agencies depending on the availability of data for the security. Credit ratings of held-to-maturity debt securities, which are a significant input in calculating the expected credit loss, are reviewed on a quarterly basis. Based on the credit ratings of our held-to-maturity securities and our historical experience including no losses, we have determined that an allowance for credit loss on the held-to-maturity portfolio is not required.

Accrued interest receivable on held-to-maturity debt securities is excluded from the estimate of credit losses and is included in Accrued interest receivable on the Consolidated Statements of Financial Condition.

Loans Receivable

Loans receivable that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or the Company has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to the Company’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Loans Acquired

Prior to adopting ASU 2016-13 loans acquired were recorded as follows. Loans acquired including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments receivable, are initially recorded at fair value (as determined by the present value of expected future cash flows) with no valuation allowance. Loans are evaluated individually to determine if there is evidence of deterioration of credit quality since origination. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan, or the “accretable yield,” is recognized as interest income on a level-yield method over the life of the loan. Contractually required payments for interest and principal that exceed the undiscounted cash flows expected at acquisition, or the “non-accretable difference,” are not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as impairment. Any valuation allowances on these impaired loans reflect only losses incurred after acquisition.

For purchased loans acquired that are not deemed impaired at acquisition, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. Loans are aggregated and accounted for as a pool of loans if the loans being aggregated have common risk characteristics. Subsequent to the purchase date, the methods utilized to estimate the required allowance for credit losses for these loans is similar to originated loans; however, the Company records a provision for loan losses only when the required allowance exceeds any remaining credit discounts. The remaining differences between the purchase price and the unpaid principal balance at the date of acquisition are recorded in interest income over the life of the loans.

Allowance for Credit Losses

The following discussion is regarding the critical accounting estimates related to the application of current expected credit losses (“CECL”), which was adopted on October 1, 2023.

The allowance for credit losses (ACL) represents an amount which, in management’s judgment, is adequate to absorb expected credit losses on outstanding loans at the balance sheet date based on the evaluation of the size and current risk characteristics ot the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions and prepayment experience. The ACL is measured on a collective (pooled) basis for loan segments that share similar risk characteristics, including collateral type, credit ratings/scores, size, duration, interest rate structure, origination vintage and payment structure. The Company utilizes the discounted cash flow method for calculating the ACL. Qualitative adjustments are made for differences in loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, acquisition status, current levels of delinquencies, net charge-offs and risk ratings, as well as actual and forecasted macroeconomic variables. Macroeconomic data includes unemployment rates, changes in collateral values such as home prices and commercial real estate prices, gross domestic product and other relevant factors. Management utilizes judgment in determining and applying the qualitative factors and weighting the economic scenarios used, which include baseline, upside and downside forecasts. The ACL is reduced by charge-offs, net of recoveries of previous losses, and is increased or decreased by a provision for credit losses, which is recorded as a current period operating expense. Specific credit loss allowances are established for identified losses based on a review of such information. A loan evaluated for credit loss is considered to be have a credit loss when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as having a credit loss are evaluated independently. We do not aggregate such loans for evaluation purposes

Determination of an appropriate ACL is inherently complex and requires the use of significant and highly subjective estimates. The reasonableness of the ACL is reviewed quarterly by management. Management believes it uses relevant information available to make determinations about the ACL and that it has established the existing allowance in accordance with GAAP. However, the determination of the ACL requires significant judgment, and estimates of expected credit losses in the loan portfolio can vary from the amounts actually observed. While management uses available information to recognize expected credit losses, future additions to the ACL may be necessary based on changes in the loans comprising the portfolio, changes in the current and forecasted economic conditions, changes in the interest rate environment which may directly impact prepayment and curtailment rate assumption, and changes in the financial condition of the borrowers.

Allowance for Loan Losses

Prior to adopting ASU 2016-13, the allowance for loan losses was established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses.

The allowance for loan losses is maintained at a level by management which represents the evaluation of known and inherent risks in the loan portfolio at the Consolidated Balance Sheet date. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective, since it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance for loan losses consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans an allowance for loan losses is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors.

All loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement and all loan types are considered impaired if the loan is restructured in a troubled debt restructuring. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures unless such loans are part of a larger relationship that is impaired or classified as a troubled debt restructuring or is more than 180 days past due.

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk. TDR loans that are in compliance with their modified terms and that yield a market rate may be removed from the TDR status after one year of performance.

Regulatory Stock

Regulatory stock consists of Federal Home Loan Bank (“FHLB”) of Pittsburgh stock and Atlantic Community Bankers Bank stock. Regulatory stock is carried at cost. The Company is a member of the Federal Home Loan Bank System and holds stock in the Federal Home Loan Bank of Pittsburgh. As a member, the Company maintains an investment in the capital stock of the FHLB of Pittsburgh in an amount not less than 10 basis points of the outstanding member asset value plus 4.0 percent of its outstanding FHLB borrowings, as calculated throughout the year. The equity security is accounted for at cost and classified separately on the Consolidated Balance Sheet. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at September 30, 2024.

Loan Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon a third-party appraisal. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount. The Company’s loan servicing assets at September 30, 2024 and 2023, were not impaired. Total servicing assets included in other assets as of September 30, 2024 and 2023, were $1.1 million and $874,000, respectively.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the related assets, which range from 10 to 40 years for buildings, land improvements, and leasehold improvements and three to seven years for furniture, fixtures, and equipment. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Derivative Instruments and Hedging Activities

The Company records all derivatives on the Consolidated Balance Sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

In accordance with the FASB’s fair value measurement guidance, the Company has elected to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Bank-Owned Life Insurance (“BOLI”)

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans, including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increase in cash surrender value is recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as noninterest income.

Foreclosed Real Estate

Real estate owned acquired in settlement of foreclosed loans is carried at fair value minus estimated costs to sell. At acquisition of real estate acquired in settlement of foreclosed loans, the excess of the remaining loan balance over the asset’s estimated fair value less cost to sell is charged off against the allowance for credit losses. Subsequent declines in the asset’s value are recognized as noninterest expense in the Consolidated Statement of Income. Operating expenses of such properties, net of related income, are expensed in the period incurred.

Goodwill and Intangible Assets

Goodwill is not amortized, but it is tested at least annually for impairment in the fourth quarter, or more frequently if indicators of impairment are present. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis, no impairment was recorded in 2024 or 2023.

The other intangible assets are assigned useful lives, which are amortized on an accelerated basis over their weighted-average lives. The Company periodically reviews intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such asset may not be recoverable. Based on these reviews, no impairment was recorded in 2024 and 2023.

The following tables provide information for the carrying amount of goodwill and intangible assets (in thousands):

Goodwill	2024	2023
Balance at beginning of year	$13,801	$13,801
Goodwill acquired	—	—

Balance at end of year	$13,801	$13,801

Intangible assets	2024	2023
Balance at beginning of year	$91	$281
Intangible assets acquired	—	—
Amortization	(91)	(190)

Balance at end of year	$—	$91

Amortizable intangible assets were composed of the following (in thousands):

		September 30,
		2024	2023
	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)
Core deposit intangible	$4,787	$4,787	$4,696

	2024	2023
Aggregate amortization expense:
As of the years ended September 30	$91	$190

Employee Benefit Plans

The Bank maintains a noncontributory, defined benefit pension plan for all employees who have met age and length of service requirements. The Bank also maintains a defined contribution Section 401(k) plan covering eligible employees. The Company created an ESOP for the benefit of employees who meet certain eligibility requirements. The Company makes cash contributions to the ESOP on an annual basis.

The Company maintains an equity incentive plan to provide for issuance or granting of shares of common stock for stock options or restricted stock. The Company has recorded stock-based employee compensation cost using the fair value method as allowed under generally accepted accounting principles. Management estimated the fair values of all option grants using the Black-Scholes option-pricing model. Management estimated the expected life of the options using the simplified method as allowed under generally accepted accounting principles. The risk-free rate was determined utilizing the treasury yield for the expected life of the option contract.

Advertising Costs

The Company expenses all advertising expenditures incurred.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Deferred tax assets and liabilities are reflected based on the differences between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense and benefit are based on the changes in the deferred tax assets or liabilities from period to period. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which such items are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files a consolidated federal income tax return and individual state income tax returns.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits with other institutions with original maturities of less than 90 days.

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options are adjusted for in the denominator.

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income (loss) is composed of net unrealized holding gains or losses on its available-for-sale investment and mortgage-backed securities portfolio and derivative instruments, and changes in unrecognized pension cost.

Fair Value Measurements

The Company groups assets and liabilities carried at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level I – Valuation is based upon quoted prices for identical instruments traded in active markets.

•

Level II – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level III – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset.

The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in generally accepted accounting principles.

Fair value measurements for most of the Company’s assets are obtained from independent pricing services that we have engaged for this purpose. When available, the Company, or the Company’s independent pricing service, use quoted market prices to measure fair value. If market prices are not available, fair value measurement is based upon models that incorporate available trade, bid, and other market information. Subsequently, all of the Company’s financial instruments use either of the foregoing methodologies to determine fair value adjustments recorded to our financial statements. In certain cases, however, when market observable inputs for model-based valuation techniques may not be readily available, we are required to make judgments about assumptions market participants would use in estimating the fair value of financial instruments. The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability of quoted prices or observable data. When market data is not available, we use valuation techniques requiring more management judgment to estimate the appropriate fair value measurement. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future valuations.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which it is exposed to credit risk on contractual obligations to extend credit, unless the obligation is unconditionally cancellable by the Company. The allowance for credit losses on lending-related commitments is recorded in other liabilities in the consolidated balance sheet and is recorded as a provision for credit losses in the consolidated income statement. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over their estimated lives. The lifetime loss rates for off-balance sheet credit exposures are calculated in the same manner as on-balance sheet credit exposures, using the same model and economic forecasts, adjusted for the estimated likelihood that funding will occur.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not affect consolidated net income or consolidated stockholders’ equity.

Accounting Pronouncements Recently Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires the Company to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans, held to maturity investment securities, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on October 1, 2023 for the Bank. The results reported for periods beginning after October 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

The Company adopted this guidance, and subsequent related updates, using the modified retrospective approach for all financial assets measured at amortized cost, including loans, held to maturity debt securities and unfunded commitments. As a result the allowance for credit losses related to loans was decreased by $2,755,000. No reserve was required for investment securities held to maturity. The Company also recorded a reserve for unfunded commitments of $2,083,000. The corresponding increase to retained earnings as a result of these reserve changes was $672,000, before taxes and $530,000, net of tax.

The Company adopted the provisions of ASC 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to October 1, 2023 using the prospective transition approach, though no such charges had been recorded on the securities held by the Company as of the date of adoption.

The impact of the change from the incurred loss model to the current expected credit loss model is detailed below (in thousands).

	October 1, 2023
	Pre-adoption	Adoption Impact	As Reported
Assets
ACL on debt securities held-to-maturity	$—	$—	$—
ACL on debt securities available for sale	—	—	—
Real estate loans:
Residential	4,897	503	5,400
Construction	183	254	437
Commercial	11,983	(3,729)	8,254
Commercial	941	(292)	649
Obligations of states and political subdivisions	110	129	239
Home equity loans and lines of credit	346	423	769
Auto loans	2	2	4
Other	22	(4)	18
Unallocated	41	(41)	—
Liabilities
ACL for unfunded commitments	52	2,083	2,135

	$18,577	$(672)	$17,905

In March 2022, the FASB issued ASU 2022-02, Financial Instruments - Credit Losses (ASC 326): Troubled Debt Restructurings (TDRs) and Vintage Disclosures. The guidance amends ASC 326 to eliminate the accounting guidance for TDRs by creditors, while enhancing disclosure requirements for certain loan refinancing and restructuring activities by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying TDR recognition and measurement guidance, creditors will determine whether a modification results in a new loan or continuation of existing loan. These amendments are intended to enhance existing disclosure requirements and introduce new requirements related to certain modifications of receivables made to borrowers experiencing financial difficulty. Additionally, the amendments to ASC 326 require that an entity disclose current-period gross writeoffs by year of origination within the vintage disclosures, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination. The guidance is only for entities that have adopted the amendments in Update 2016-13 for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption using prospective application, including adoption in an interim period where the guidance should be applied as of the beginning of the fiscal year. The Company adopted this guidance on October 1, 2023.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses on an interim and annual basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Public entities are required to adopt the changes retrospectively, recasting each prior-period disclosure for which a comparative income statement is presented in the period of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This ASU is effective for public business entities for annual period beginning after December 15, 2024. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2024, the FASB issued ASU 2024-01, Compensation – Stock Compensation (Topic 718), amended the guidance in ASC 718 to add an example showing how to apply the scope guidance to determine whether profits interest and similar awards should be accounted for as share-based payment arrangements. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

2.	EARNINGS PER SHARE

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation for the years ended September 30, 2024 and 2023.

	2024	2023
Weighted-average common shares outstanding	18,133,095	18,133,095
Average treasury stock shares	(7,966,827)	(7,732,056)
Average unearned ESOP shares	(586,633)	(631,882)
Average unearned nonvested shares	(46,913)	(43,953)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	9,532,722	9,725,204
Additional common stock equivalents (nonvested stock) used to calculate diluted earnings per share	—	—
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	9,532,722	9,725,204

At September 30, 2024, there were 8,938 shares of nonvested stock outstanding at an average weighted price of $18.45 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive. At September 30, 2023 there were 11,588 shares of nonvested stock outstanding at an average weighted price of $16.54 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

3.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, allowance for credit losses and fair value of investment securities are summarized as follows (in thousands):

	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
Available for sale
Fannie Mae	$55,287	$342	$(2,604)	$—	$53,025
Freddie Mac	54,075	157	(1,770)	—	52,462
Governmental National Mortgage Association securities	16,860	214	(336)	—	16,738

Total mortgage-backed securities	126,222	713	(4,710)	—	122,225
Obligations of states and political subdivisions	9,025	—	(234)	—	8,791
U.S. government agency securities	6,280	5	(19)	—	6,266
Corporate obligations	76,262	51	(5,196)	—	71,117
Other debt securities	7,810	88	(428)	—	7,470

Total debt securities	$225,599	$857	$(10,587)	$—	$215,869

Held to maturity
Fannie Mae	$24,774	$—	$(3,030)	$—	$21,744
Freddie Mac	20,153	—	(2,524)	—	17,629

Total	44,927	—	(5,554)	—	39,373
U.S. government agency securities	2,451	—	(305)	—	2,146

Total debt securities	$47,378	$—	$(5,859)	$—	$41,519

	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Fannie Mae	$55,878	$—	$(6,418)	$49,460
Freddie Mac	49,833	1	(5,552)	44,282
Governmental National Mortgage Association securities	6,986	—	(397)	6,589

Total mortgage-backed securities	112,697	1	(12,367)	100,331
Obligations of states and political subdivisions	9,794	—	(742)	9,052
U.S. government treasury securities	123,562	19	(1)	123,580
U.S. government agency securities	29,089	—	(137)	28,952
Corporate obligations	73,962	—	(8,241)	65,721
Other debt securities	7,139	—	(719)	6,420

Total debt securities	$356,243	$20	$(22,207)	$334,056

Held to maturity
Fannie Mae	$27,652	$—	$(5,217)	$22,435
Freddie Mac	22,145	—	(4,424)	17,721

Total	49,797	—	(9,641)	40,156
U.S. government agency securities	2,445	—	(511)	1,934

Total debt securities	$52,242	$—	$(10,152)	$42,090

The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the twelve months ended September 30, 2024 and 2023.

(Dollars in thousands)	2024	2023
Net losses recognized during the period on equity securities	$(6)	$(4)
Less: Net gains recognized during the period on equity securities sold during the period	—	—

Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(6)	$(4)

The amortized cost and fair value of debt securities at September 30, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$9,391	$9,339	$—	$—
Due after one year through five years	34,533	33,483	—	—
Due after five years through ten years	67,997	63,050	6,174	5,579
Due after ten years	113,678	109,997	41,204	35,940

Total	$225,599	$215,869	$47,378	$41,519

For the year ended September 30, 2024, the Company did not sell any investment securities. For the year ended September 30, 2023 the Company realized no gross gains and gross losses of $121,000 on proceeds from the sale of investment securities of $1.0 million.

Investment securities with carrying values of $147.5 million and $289.4 million at September 30, 2024 and 2023, respectively, were pledged to secure public deposits and other purposes as required by law. Investment securities with carrying values of $104.3 million and $57.3 million at September 30, 2024 and 2023, respectively were pledged to the Federal Reserve Bank.

The following tables show the gross unrealized losses and fair value of the Company’s investments for which an allowance for credit losses has not been recorded, which are aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2024 and September 30, 2023 (dollars in thousands):

	2024
		Less than Twelve Months		Twelve Months or Greater		Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fannie Mae	73	$1,968	$(5)	$63,409	$(5,629)	$65,377	$(5,634)
Freddie Mac	61	2,717	(19)	54,159	(4,275)	56,876	(4,294)
Governmental National Mortgage Association securities	14	—	—	6,164	(336)	6,164	(336)
Obligations of states and political subdivisions	9	—	—	7,791	(234)	7,791	(234)
U.S. government agency securities	2	—	—	4,628	(324)	4,628	(324)
Corporate obligations	77	4,585	(175)	56,881	(5,021)	61,466	(5,196)
Other debt securities	17	355	—	5,220	(428)	5,575	(428)

Total	253	$9,625	$(199)	$198,252	$(16,247)	$207,877	$(16,446)

	2023
		Less than Twelve Months		Twelve Months or Greater		Total
	Number of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fannie Mae	77	$5,675	$(196)	$66,220	$(11,439)	$71,895	$(11,635)
Freddie Mac	63	3,828	(159)	57,168	(9,817)	60,996	(9,976)
Governmental National Mortgage Association securities	14	2,151	(51)	4,438	(346)	6,589	(397)
Obligations of states and political subdivisions	11	—	—	9,052	(742)	9,052	(742)
U.S. government treasury securities	1	24,705	(1)	—	—	24,705	(1)
U.S. government agency securities	4	24,582	(6)	6,304	(642)	30,886	(648)
Corporate obligations	87	6,045	(273)	59,677	(7,968)	65,722	(8,241)
Other debt securities	17	395	—	6,025	(719)	6,420	(719)

Total	274	$67,381	$(686)	$208,884	$(31,673)	$276,265	$(32,359)

At September 30, 2024, the fair value of available-for-sale securities in an unrealized loss position for which an allowance for credit losses has not been recorded was $166.4 million, including unrealized losses of $10.6 million. The Corporation does not intend to sell the securities in an unrealized loss position and is unlikely to be required to sell these securities before a recovery of fair value, which may be maturity. The Corporation concluded that the decline in fair value of these securities was not indicative of a credit loss. Accrued interest receivable on available-for-sale debt securities totaled $1.5 million at September 30, 2024 and is included within other assets on the consolidated balance sheet. This amount is excluded from the estimate of expected credit losses.

At September 30, 2024, the fair value of held-to-maturity securities in an unrealized loss position for which an allowance for credit losses has not been recorded was $41.5 million, including unrealized losses of $5.9 million. The Corporation did not recognize any credit losses on held-to-maturity debt securities for the year ended September 30, 2024 or other-than-temporary impairment charges during 2023. Accrued interest receivable on held-to-maturity debt securities totaled $63,000 at September 30, 2024 and is included within other assets on the consolidated balance sheet. This amount is excluded from the estimate of expected credit losses.

Securities classified as held-to-maturity are included under the CECL methodology. Calculation of expected credit loss under CECL is done on a collective (“pooled”) basis, with assets grouped when similar risk characteristics exist. The Company notes that at September 30, 2024 all securities in the held-to-maturity classification are U.S. government agency and US government mortgage-backed securities; therefore, they share the same risk characteristics and can be evaluated on a collective basis. The expected credit loss on these securities is evaluated based on historical credit losses of this security type and the expected possibility of default in the future, and these securities are guaranteed by the U.S. government. U.S. government agency and mortgage-backed securities often receive the highest credit rating by rating agencies and the Company has concluded that the possibility of default is considered remote. The U.S. government agency and mortgage-backed securities held by the Company in the held-to-maturity category carry an AA+ rating from Standard & Poor’s, Aaa from Moody’s Investor Services, and AAA from Fitch. The Company concludes that the long history with no credit losses for these securities (adjusted for current conditions and reasonable and supportable forecasts) indicates an expectation that nonpayment of the amortized cost basis is zero. Management has concluded that there is no prepayment risk and it is expected to recover the recorded investment. The Company has the intent and ability to hold the securities to maturity.

4.	LOANS RECEIVABLE

Loans receivable consist of the following (in thousands):

	2024	2023
Real estate loans:
Residential	$721,505	$713,326
Construction	14,851	16,768
Commercial	884,621	821,958
Commercial	36,799	48,143
Obligations of states and political subdivisions	48,570	48,118
Home equity loans and lines of credit	51,306	48,212
Auto loans	65	523
Other	1,873	2,002

	1,759,590	1,699,050
Less allowance for credit losses	15,306	18,525

Net loans	$1,744,284	$1,680,525

As of September 30, 2024 and 2023, the Company considered its concentration of credit risk to be acceptable. As of September 30, 2024, the highest concentrations are in lessors of residential buildings and dwellings and the lessors of non-residential buildings and dwellings categories, with loans outstanding of $346.9 million, or 19.7% of loans outstanding, to residential lessors, and $296.1 million, or 16.8% of loans outstanding, to commercial lessors. There were no charge-offs on loans within these concentrations in 2024. For the year ended September 30, 2023, the Company recognized no charge offs on commercial lessors and $476,000 on residential lessors.

Loans serviced by the Company for others amounted to $243.4 million and $217.0 million at September 30, 2024 and 2023, respectively. The Company began selling current production residential real estate loans to the FHLB in February 2020.

The Company’s primary business activity is with customers located in counties where its branch offices are located and to a lesser extent, the contiguous counties in the Commonwealth of Pennsylvania. Commercial, residential, and consumer loans are granted. The Company also funds commercial and residential loans originated outside its immediate trade area provided such loans meet the Company’s credit policy guidelines. Although the Company has a diversified loan portfolio at September 30, 2024 and 2023, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

The following table shows the amount of loans in each category that were individually and collectively evaluated for credit loss at the dates indicated (in thousands):

	Total Loans	Individually Evaluated for Credit Loss	Collectively Evaluated for Credit Loss
September 30, 2024
Real estate loans:
Residential	$721,505	$1,122	$720,383
Construction	14,851	—	14,851
Commercial	884,621	5,552	879,069
Commercial	36,799	906	35,893
Obligations of states and political subdivisions	48,570	—	48,570
Home equity loans and lines of credit	51,306	35	51,271
Auto Loans	65	—	65
Other	1,873	—	1,873

Total	$1,759,590	$7,615	$1,751,975

The following table shows the amount of loans in each category that were individually and collectively evaluated for impairment at the dates indicated (in thousands):

	Total Loans	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
September 30, 2023
Real estate loans:
Residential	$713,326	$1,393	$711,933
Construction	16,768	—	16,768
Commercial	821,958	7,664	814,294
Commercial	48,143	648	47,495
Obligations of states and political subdivisions	48,118	—	48,118
Home equity loans and lines of credit	48,212	27	48,185
Auto Loans	523	—	523
Other	2,002	3	1,999

Total	$1,699,050	$9,735	$1,689,315

The Company maintains a loan review system that allows for a periodic review of our loan portfolio and the early identification of potential credit deterioration in loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific credit loss allowances are established for identified losses based on a review of such information. A loan is analyzed for credit loss when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans are evaluated independently. The Company does not aggregate such loans for evaluation purposes. Credit loss is measured on a loan-by-loan basis for commercial and construction loans by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, under ASC 310, excluding purchased impaired credit loans. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired (in thousands).

	Recorded Investment	Unpaid Principal Balance	Associated Allowance	Average Recorded Investment	Interest Income Recognized
September 30, 2023
With no specific allowance recorded:
Real estate loans:
Residential	$1,294	$2,091	$—	$1,140	$3
Construction	—	—	—	—	—
Commercial	6,240	7,094	—	8,182	1
Commercial	648	960	—	549	—
Obligations of states and political subdivisions	—	—	—	—	—
Home equity loans and lines of credit	27	62	—	32	—
Auto loans	—	—	—	3	—
Other	3	17	—	5	—

Subtotal	8,212	10,224	—	9,911	4

With an allowance recorded:
Real estate loans:
Residential	99	103	7	101	—
Construction	—	—	—	—	—
Commercial	1,424	1,562	35	1,490	—
Commercial	—	—	—	267	—
Obligations of states and political subdivisions	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Auto loans	—	—	—	—	—
Other	—	—	—	—	—

Subtotal	1,523	1,665	42	1,858	—

Total:
Real estate loans:
Residential	1,393	2,194	7	1,241	3
Construction	—	—	—	—	—
Commercial	7,664	8,656	35	9,672	1
Commercial	648	960	—	816	—
Obligations of states and political subdivisions	—	—	—	—	—
Home equity loans and lines of credit	27	62	—	32	—
Auto loans	—	—	—	3	—
Other	3	17	—	5	—

Total	$9,735	$11,889	$42	$11,769	$4

The Company uses a dual risk rating methodology to monitor the credit quality of the overall commercial loan portfolio. This rating system consists of a borrower rating scale from 1 to 14 and a collateral coverage rating scale from A to J that provides a mechanism to separate borrower creditworthiness from the value of collateral recovery in the event of default. The two ratings are combined using a matrix to develop an overall composite loan quality risk rating. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are fundamentally sound yet, exhibit potentially unacceptable credit risk or deteriorating trends or characteristics which if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category have all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans in the Loss category are considered uncollectible and of little value that their continuance as bankable assets is not warranted.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as bankruptcy, repossession, or death, occurs to raise awareness of a possible credit event. The Company’s Commercial Loan Officers are responsible for the timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis. The Company’s credit management team performs an annual review of all commercial relationships $2,000,000 or greater. Confirmation of the appropriate risk grade is included in the review on an ongoing basis. The Company engages an external consultant to conduct loan reviews on at least a semiannual basis. Generally, the external consultant reviews commercial relationships greater than $1,000,000 and/or all criticized relationships equal to or greater than $500,000. Detailed reviews, including plans for resolution, are performed on loans classified as Substandard on a quarterly basis. Loans in the Substandard category that are evaluated for impairment are given separate consideration in the determination of the allowance.

The Bank uses the following definitions for risk ratings:

Pass. Loans classified as pass are loans in which the condition of the borrower and the performance of the loans are satisfactory of better

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Based on the most recent analysis performed, the following table presents the recorded investment in non-homogenous pools by internal risk rating systems under ASC 326 (in thousands);

	Term Loans Amortized on Cost Basis by Origination Year
September 30, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial real estate
Risk Rating
Pass	$86,925	$144,838	$221,196	$143,090	$65,522	$175,306	$16,084	$—	$852,961
Special Mention	437	10,675	357	—	11,247	62	—	—	22,778
Substandard	—	—	—	132	—	8,750	—	—	8,882
Doubtful	—	—	—	—	—	—	—	—	—

Total	$87,362	$155,513	$221,553	$143,222	$76,769	$184,118	$16,084	$—	$884,621

Commercial real estate
Current period gross charge-offs	$—	$—	$—	$15	$—	$—	$—	$—	$15
Commercial
Risk Rating
Pass	$2,274	$6,147	$3,926	$1,649	$1,240	$7,570	$11,488	$—	$34,294
Special Mention	—	—	—	—	36	—	865	—	901
Substandard	—	470	—	226	290	406	212	—	1,604
Doubtful	—	—	—	—	—	—	—	—	—

Total	$2,274	$6,617	$3,926	$1,875	$1,566	$7,976	$12,565	$—	$36,799

Commercial
Current period gross charge-offs	$—	$—	$—	$22	$—	$—	$—	$—	$22
Obligations of states and political subdivisions
Risk Rating
Pass	$2,289	$1,492	$4,629	$11,604	$7,808	$20,748	$—	$—	$48,570
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—	—

Total	$2,289	$1,492	$4,629	$11,604	$7,808	$20,748	$—	$—	$48,570

Obligations of states and political subdivisions
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total
Pass	$91,488	$152,477	$229,751	$156,343	$74,570	$203,624	$27,572	$—	$935,825
Special Mention	437	10,675	357	—	11,283	62	865	—	23,679
Substandard	—	470	—	358	290	9,156	212	—	10,486
Doubtful	—	—	—	—	—	—	—	—	—

Total	$91,925	$163,622	$230,108	$156,701	$86,143	$212,842	$28,649	$—	$969,990

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, and Doubtful or Loss within the internal risk rating system at September 30, 2023 under ASC 310 (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2023
Commercial real estate loans	$807,736	$3,200	$11,022	$—	$821,958
Commercial	46,452	—	1,691	—	48,143
Obligations of states and political subdivisions	48,118	—	—	—	48,118

Total	$902,306	$3,200	$12,713	$—	$918,219

The Company monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due over 90 days and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed monthly. The following table presents the carrying value of residential and consumer loans based on payment activity under ASC 326 (in thousands):

	Term Loans Amortized on Cost Basis by Origination Year
September 30, 2024	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential real estate
Payment Performance
Performing	$45,845	$101,439	$151,329	$133,147	$101,061	$186,729	$—	$—	$719,550
Nonperforming	—	—	283	—	96	1,576	—	—	1,955

Total	$45,845	$101,439	$151,612	$133,147	$101,157	$188,305	$—	$—	$721,505

Residential real estate
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Construction
Payment Performance
Performing	$11,252	$3,599	$—	$—	$—	$—	$—	$—	$14,851
Nonperforming	—	—	—	—	—	—	—	—	—

Total	$11,252	$3,599	$—	$—	$—	$—	$—	$—	$14,851

Construction
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—
Home equity loans and lines of credit					—
Payment Performance
Performing	$4,372	$10,198	$7,076	$1,816	$1,343	$2,888	$21,454	$2,124	$51,271
Nonperforming	—	—	—	—	—	35	—	—	35

Total	$4,372	$10,198	$7,076	$1,816	$1,343	$2,923	$21,454	$2,124	$51,306

Home equity loans and lines of credit
Current period gross charge-offs	$—	$—	$—	$—	$—	$32	$—	$—	$32
Auto					—
Payment Performance
Performing	$—	$—		$—	$—	$64	$—	$—	$64
Nonperforming	—	—	—	—	—	1	—	—	1

Total	$—	$—	$—	$—	$—	$65	$—	$—	$65

Auto
Current period gross charge-offs	$—	$—	$—	$—	$—	$5	$—	$—	$5
Other					—
Payment Performance
Performing	$369	$239	$88	$4	$10	$112	$1,028	$—	$1,850
Nonperforming	—	—	—	—	—	23	—	—	23

Total	$369	$239	$88	$4	$10	$135	$1,028	$—	$1,873

Other
Current period gross charge-offs	$—	$—	$10	$—	$—	$—	$—	$—	$10
Total
Payment Performance
Performing	$61,838	$115,475	$158,493	$134,967	$102,414	$189,793	$22,482	$2,124	$787,586
Nonperforming	—	—	283	—	96	1,635	—	—	2,014

Total	$61,838	$115,475	$158,776	$134,967	$102,510	$191,428	$22,482	$2,124	$789,600

The following table presents the risk ratings in the consumer categories of performing and non-performing loans at September 30, 2023 under ASC 310 (in thousands):

	Performing	Nonperforming	Total
September 30, 2023
Real estate loans:
Residential	$710,757	$2,569	$713,326
Construction	16,768	—	16,768
Home equity loans and lines of credit	48,165	47	48,212
Auto loans	523	—	523
Other	1,972	30	2,002

Total	$778,185	$2,646	$780,831

The Company further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the aging categories as of September 30, 2024 and 2023 (in thousands):

	Current	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Total Loans
September 30, 2024
Real estate loans:
Residential	$717,766	$1,862	$760	$1,117	$3,739	$721,505
Construction	14,851	—	—	—	—	14,851
Commercial	880,939	554	2,673	455	3,682	884,621
Commercial	36,589	—	—	210	210	36,799
Obligations of states and political subdivisions	48,570	—	—	—	—	48,570
Home equity loans and lines of credit	51,264	20	22	—	42	51,306
Auto loans	63	1	—	1	2	65
Other	1,850	—	—	23	23	1,873

Total	$1,751,892	$2,437	$3,455	$1,806	$7,698	$1,759,590

September 30, 2023
Real estate loans:
Residential	$710,290	$792	$199	$2,045	$3,036	$713,326
Construction	16,768	—	—	—	—	16,768
Commercial	820,853	240	—	865	1,105	821,958
Commercial	47,893	—	—	250	250	48,143
Obligations of states and political subdivisions	48,118	—	—	—	—	48,118
Home equity loans and lines of credit	48,191	—	—	21	21	48,212
Auto loans	485	37	1	—	38	523
Other	1,959	10	33	—	43	2,002

Total	$1,694,557	$1,079	$233	$3,181	$4,493	$1,699,050

The following table presents the amortized cost basis of loans on nonaccrual status and loans past due 90 days or more and still accruing interest as of September 30, 2024 under ASC 326 (in thousands):

	Nonaccrual with No ACL	Nonaccrual with ACL	Total Nonaccrual	Loans Past Due Over 90 Days and Still Accruing	Total Nonperforming
September 30, 2024
Real estate loans:
Residential	$1,955	$—	$1,955	$—	$1,955
Construction	—	—	—	—	—
Commercial	5,876	—	5,876	—	5,876
Commercial	1,136	—	1,136	—	1,136
Obligations of states and political subdivisions	—	—	—	—	—
Home equity loans and lines of credit	35	—	35	—	35
Auto loans	1	—	1	—	1
Other	23	—	23	—	23

Total	$9,026	$—	$9,026	$—	$9,026

The following table presents the non-accrual loans at September 30, 2023 under ASC 310 (in thousands):

Non-Accrual Loans	September 30, 2023
Real estate loans:
Residential	$2,569
Construction	—
Commercial	7,763
Commercial	652
Obligations of states and political subdivisions	—
Home equity loans and lines of credit	47
Auto loans	—
Other	30

Total	$11,061

There were no loans greater than 90 days delinquent and still accruing interest at September 30, 2024 and 2023.

We maintain the ACL at a level that we believe to be appropriate to absorb estimated credit losses in the loan portfolios as of the balance sheet date. We established our allowance in accordance with guidance provided in Accounting Standard Codification (“ASC”) - Financial Instruments - Credit Losses (“ASC 326”).

The allowance for credit losses represents management’s estimate of expected losses inherent in the Company’s lending activities excluding loans accounted for under fair value. The allowance for credit losses are maintained through charges to the provision for credit losses in the Consolidated Statements of Income as expected losses are estimated. Loans or portions thereof that are determined to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance.

We maintain a credit review system, which allows for a periodic review of our loan portfolio and the early identification of potential non performing loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. General credit loss allowances are based upon a combination of factors including, but not limited to, actual credit loss experience, composition of the loan portfolio, current economic conditions, management’s judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future credit provisions may be necessary, based on changing economic conditions. Payments received on non performing loans generally are either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. The allowance for credit losses as of September 30, 2024 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

In addition, the FDIC and the Pennsylvania Department of Banking and Securities, as an integral part of their examination process, periodically review our allowance for credit losses. The banking regulators may require that we recognize additions to the allowance based on its analysis and review of information available to it at the time of its examination.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ACL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ACL.

The following table summarizes the primary segments of the ACL, segregated into the amount required for loans individually evaluated for credit loss and the amount required for loans collectively evaluated for credit loss as of September 30, 2024 and 2023 (in thousands):

	Real Estate Loans				Obligations of States and Political	Home Equity Loans and Lines of
	Residential	Construction	Commercial	Commercial	Subdivisions	Credit	Auto	Other	Unallocated	Total
ALL balance at September 30, 2022	$5,122	$319	$10,754	$698	$283	$361	$22	$22	$947	$18,528
Charge-offs	—	—	(615)	(269)	—	—	(28)	—	—	(912)
Recoveries	45	—	20	—	—	66	78	—	—	209
Provision	(270)	(136)	1,824	512	(173)	(81)	(70)	—	(906)	700

ALL balance at September 30, 2023	$4,897	$183	$11,983	$941	$110	$346	$2	$22	$41	$18,525

ACL balance at September 30, 2023	$4,897	$183	$11,983	$941	$110	$346	$2	$22	$41	$18,525
Impact of adopting ASC 326	$503	$254	$(3,729)	$(292)	$129	$423	$2	$(4)	$(41)	$(2,755)
Charge-offs	—	—	(15)	(22)	—	(32)	(5)	(10)	—	(84)
Recoveries	14	—	188	—	—	6	12	—	—	220
Provision	(35)	(169)	(612)	133	42	30	(9)	20	—	(600)

ACL balance at September 30, 2024	$5,379	$268	$7,815	$760	$281	$773	$2	$28	$—	$15,306

The shift in allocation and the changes in the provision for credit losses for the year ending September 30, 2024 are primarily due to changes in the credit metrics within the loan portfolio and the ACL model coupled with the adoption of CECL on October 1, 2023.

During the year ended September 30, 2023, the allowance for loan loss for commercial real estate loans increased $1.8 million due primarily to an increase in commercial real estate loans of $143.1 million. Credit provisions were recorded for loan loss for the commercial loans, obligations of states and political subdivisions, and auto loans segments due to either decreased loan balances, improved asset quality, changes in the loan mix within the pool, and/or decreased charge-off activity in those segments.

The following table summarizes the amount of loans in each segments that were individually and collectively evaluated for credit loss as of September 30, 2024 (in thousands):

Individually evaluated for credit loss	$2	$—	$—	$—	$—	$—	$—	$—	$—	$2
Collectively evaluated for credit loss	5,377	268	7,815	760	281	773	2	28	—	15,304

ACL balance at September 30, 2024	$5,379	$268	$7,815	$760	$281	$773	$2	$28	$—	$15,306

The following table summarizes the primary segments of the ALL, segregated into two categories, the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of September 30, 2023 (in thousands):

Individually evaluated for impairment	$7	$—	$35	$—	$—	$—	$—	$—	$—	$42
Collectively evaluated for impairment	4,890	183	11,948	941	110	346	2	22	41	18,483

ALL balance at September 30, 2023	$4,897	$183	$11,983	$941	$110	$346	$2	$22	$41	$18,525

Collateral-Dependent Loans

The following table presents, by class of loans, the carrying value of collateral dependent nonaccrual loans and type of collateral as of September 30, 2024 (in thousands):

	Real Estate	Business Assets	Other
September 30, 2024
Real estate loans:
Residential	$1,122	$—	$—
Construction	—	—	—
Commercial	5,552	—	—
Commercial	—	906	—
Obligations of states and political subdivisions	—	—	—
Home equity loans and lines of credit	35	—	—
Auto loans	—	—	—
Other	—	—	—

Total	$6,709	$906	$—

Occasionally, the Company modifies loans to borrowers in financial distress by providing term extensions and interest rate reductions. In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as and interest rate reduction, may be granted.

The following table shows the amortized cost basis of the loans modified to borrowers experiencing financial difficulty during the year ended September 30, 2024, disaggregated by class of financing receivable and type of concession granted under ASC 326 (in thousands):

Loan Modifications Made to Borrowers Experiencing Financial Difficulty
	Combination - Term Extension and Interest Rate Reduction
	Amortized Cost Basis at September 30, 2024	% of Total Class of Financing Receivable	Financial Effect
Real estate loans:
Residential	$71	0.01%	Reduced weighted-average contractual interest rate from 7.25% to 5%. Extended term for 360 months.
Total	$71

	Principal Payment Deferral
	Amortized Cost Basis at September 30, 2024	% of Total Class of Financing Receivable
Real estate loans:
Commercial	$366	0.04%	Deferred principal for 9 months.

Total	$366

The Bank closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table depicts the performance of loans that have been modified in the past year under ASC 326 (in thousands):

	Current	31-60 Days Past Due	61-89 Days Past Due	90 + Days Past Due	Total Past Due
September 30, 2024
Real estate loans:
Residential	$71	$—	$—	$—	$—
Construction	—	—	—	—	—
Commercial	366	—	—	—	—
Commercial	—	—	—	—	—
Obligations of states and political subdivisions	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Auto loans	—	—	—	—	—
Other	—	—	—	—	—

Total	$437	$—	$—	$—	$—

On October 1, 2023, the Bank adopted ASU 2022-02 on a modified retrospective basis. ASU 2022-02 eliminates the TDR accounting model, and requires that the Bank evaluate, based on the accounting for loan modifications, whether the borrower is experiencing financial difficulty and the modification results in a more-than-insignificant direct change in the contractual cash flows and represents a new loan or a continuation of an existing loan. This change required all loan modifications to be accounted for under the general loan modification guidance in ASC 310-20, Receivables – Nonrefundable Fees and Other Costs, and subject entities to new disclosure requirements on loan modifications to borrowers experiencing financial difficulty. Upon adoption of CECL, the TDRs were evaluated and included in the CECL loan segment pools if the loans shared similar risk characteristics to other loans in the pool or remained with individually evaluated loans for which the ACL was measured using the collateral-dependent or discounted cash flow method.

The following tables present the most comparable required information for the prior period for impaired loans that were TDRs, with the recorded investment at September 30, 2023 under ASC 310 (dollars in thousands):

For the Year Ended September 30, 2023
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings
Real estate loans:
Residential	3	$295	$355
Construction	—	—	—
Commercial	3	6,058	6,058
Commercial	—	—	—
Obligations of states and political subdivisions	—	—	—
Home equity loans and lines of credit	—	—	—
Auto loans	—	—	—
Other	—	—	—

Total	6	$6,353	$6,413

For the year ended September 30, 2023 there was no loan modifications classified as troubled debt restructurings that subsequently defaulted within one year of modification.

As of September 30, 2024, the Company has initiated formal foreclosure proceedings on $1.1 million of consumer residential mortgages which have not yet been transferred into foreclosed assets.

5.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

	2024	2023
Land and land improvements	$4,878	$6,075
Buildings and leasehold improvements	16,060	16,100
Furniture, fixtures, and equipment	15,004	14,565
Construction in process	130	44

	36,072	36,784
Less accumulated depreciation	(24,819)	(23,871)

Total	$11,253	$12,913

Depreciation expense amounted to $944,000 and $919,000 for the years ended September 30, 2024 and 2023 respectively.

6.	DEPOSITS

Deposits and their respective weighted-average interest rates consist of the following major classifications (dollars in thousands):

	2024		2023
	Weighted- Average Interest Rate	Amount	Weighted- Average Interest Rate	Amount
Noninterest-bearing demand accounts	—%	$256,638	—%	$280,473
Interest bearing demand accounts	1.14	312,683	0.65	346,458
Money market accounts	2.64	334,638	2.02	366,866
Savings and club accounts	0.07	143,031	0.06	163,248
Certificates of deposit	4.45	582,061	3.99	503,971

Total	2.36%	$1,629,051	1.80%	$1,661,016

At September 30, 2024 scheduled maturities of certificates of deposit are as follows (in thousands):

2025	$462,408
2026	96,091
2027	14,112
2028	5,120
2029	4,330

Total	$582,061

Brokered deposits totaled $252.0 and $214.2 million at September 30, 2024 and 2023, respectively. The aggregate amount of certificates of deposit with a minimum denomination of $250,000 were $84.2 million and $72.0 million at September 30, 2024 and 2023, respectively.

The scheduled maturities of certificates of deposit in denominations of $250,000 or more as of September 30, 2024, are as follows (in thousands):

Within three months	$19,805
Three through six months	38,743
Six through twelve months	10,300
Over twelve months	15,393

Total	$84,241

7.	SHORT-TERM AND OTHER BORROWINGS

As of September 30, 2024, and 2023, the Company had $280.0 million and $374.7 million of short-term borrowings, respectively. There were no advances in 2024 and $59.7 million in advances in 2023 on a $150.0 million line of credit with the FHLB. There were also $280.0 million and $255.0 million in advances on other short term borrowings in 2024 and 2023, respectively with the FHLB. The Company also had a $60.0 advance with the Federal Reserve Bank in 2023 and none at September 30, 2024.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans that are owned by the Company free and clear of any liens or encumbrances. The Federal Reserve borrowing is secured by investment securities. At September 30, 2024, the Company had a borrowing limit of approximately $890.7 million, with a variable rate of interest, based on the FHLB’s cost of funds.

The following table sets forth information concerning short-term borrowings (in thousands):

	2024	2023
Balance at year-end	$280,000	$374,652
Maximum amount outstanding at any month-end	467,917	464,041
Average balance outstanding during the year	364,536	305,623
Weighted-average interest rate:
As of year-end	5.40%	5.56%
Paid during the year	3.11%	2.14%

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balance.

The Company has one other (long-term) borrowing for $10.0 million at September 30, 2024 and none at September 30, 2023. The borrowing is from the FHLB and has an interest rate of 5.65% and mature in February of 2025. The FHLB long-term advances are secured by qualifying assets of the Bank, which include the FHLB stock, securities, and first mortgage loans.

8.	INCOME TAXES

The provision for income taxes consists of (in thousands):

	2024	2023
Current:
Federal	$1,892	$4,183
State	9	59

Total current taxes	1,901	4,242
Deferred income tax expense	2,069	252

Total income tax provision	$3,970	$4,494

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	2024	2023
Deferred tax assets:
Allowance for credit losses	$3,214	$3,890
Net unrealized loss on pension plan	(502)	—
Investment losses subject to Section 382 limitation	1,348	1,516
Net unrealized loss on securities	2,044	4,659
Net unrealized loss on derivatives	204	—
Deferred compensation	270	293
Other real estate owned	214	195
Nonaccrual interest	66	95
Employee stock ownership plan	618	596
Other	2,125	2,102

Total gross deferred tax assets	9,601	13,346

Deferred tax liabilities:
Pension plan	1,228	1,152
Mortgage servicing rights	221	184
Premises and equipment	300	264
Net unrealized gain on derivatives	—	2,118
Low income housing tax credits	1,217	1,164
Other	2,746	1,587

Total gross deferred tax liabilities	5,712	6,469

Net deferred tax assets	$3,889	$6,877

The Company establishes a valuation allowance for deferred tax assets when management believes that the deferred tax assets are not likely to be realized either through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

Accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. The Company’s federal and state income tax returns for taxable years through 2019 have been closed for purposes of examination by the Internal Revenue Service and the Pennsylvania Department of Revenue.

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows (dollars in thousands):

	2024		2023
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$4,402	21.0%	$4,845	21.0%
Income from bank-owned life insurance	(196)	(0.9)	(165)	(0.7)
Tax-exempt income	(366)	(1.7)	(317)	(1.3)
Low-income housing credits	(34)	(0.2)	(36)	(0.1)
Other, net	164	0.6	167	0.6

Actual tax expense and effective rate	$3,970	18.8%	$4,494	19.5%

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax that is calculated at 11.5 percent of earnings based on U.S. generally accepted accounting principles with certain adjustments.

9.	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, management makes various commitments that are not reflected in the consolidated financial statements. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for credit losses. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements, as deemed necessary, in compliance with lending policy guidelines. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making and monitoring commitments and conditional obligations as it does for on-balance sheet instruments. As of September 30, 2024, the Company has an allowance for credit losses for off-balance sheet instruments of $1.4 million which is included in other liabilities section of the balance sheet.

The off-balance sheet commitments consist of the following (in thousands):

	2024	2023
Commitments to extend credit	$122,909	$188,685
Standby and performance letters of credit	17,557	13,815
Unfunded lines of credit	126,619	114,350
Other off balance sheet liablities	151,000	—

The commitments outstanding at September 30, 2024, contractually mature in less than one year.

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, as deemed necessary, is based upon management’s credit evaluation in compliance with the lending policy guidelines. Since many of the credit line commitments are expected to expire without being fully drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Standby letters of credit and financial guarantees represent conditional commitments issued to guarantee performance of a customer to a third party. The coverage period for these instruments is typically a one-year period with renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Company deposit instruments.

The Company is required to maintain a reserve balance with certain third party providers. At September 30, 2024 the reserve balance was $1.2 million.

Legal Proceedings

The Company and its subsidiaries are subject to various legal actions arising in the normal course of business. In the opinion of Management, the resolution of these legal actions is not expected to have a material adverse effect on the Company’s results of operations. The Company and its subsidiary, ESSA Bank and Trust (“ESSA B&T”) were named as defendants, among others, in an action commenced on December 8, 2016 by one plaintiff who sought to pursue the suit as a class action on behalf of the entire class of people similarly situated. The plaintiff alleged that a subsidiary of a bank previously acquired by the Company received unearned fees and kickbacks in the process of making loans, in violation of the Real Estate Settlement Procedures Act. In an order dated January 29, 2018, the district court granted the defendants’ motion to dismiss the case. The plaintiff appealed the court’s ruling. In an opinion and order dated April 26, 2019, the appellate court reversed the district court’s order dismissing the plaintiff’s case against the Company and remanded the case to the district court in order to continue the litigation. The litigation is now proceeding before the district court. On December 9, 2019, the court permitted an amendment to the complaint to add two new plaintiffs to the case asserting similar claims. On May 21, 2020, the court granted the plaintiffs’ motion for class certification. Fact and expert discovery were completed, and the Company and ESSA B&T filed motions seeking to have the case dismissed (in whole or in part) and/or the class de-certified, as well as for other relief. Plaintiffs opposed the motions. On August 18, 2023 the Court granted the motions to dismiss as to the Company and ESSA B&T, with the result that the only remaining defendant is a now-dissolved former wholly-owned subsidiary of a previously-acquired company. The Court also amended its class certification order, and severed one of the original plaintiffs’ claims from those of the class, ordering a separate trial for that plaintiff. Plaintiffs sought permission to appeal from these and other related rulings but the court denied their request. Plaintiffs have filed a motion seeking relief from some of the court’s prior orders. The Company and ESSA B&T will continue to vigorously defend against plaintiffs’ allegations. To the extent that this matter could result in exposure to the Company and/or ESSA B&T, the amount or range of such exposure is not currently estimable but could be substantial

On May 29, 2020, the Company and ESSA B&T were named as defendants in a second action commenced by three plaintiffs who also sought to pursue the action as a class action on behalf of the entire class of people similarly situated. The plaintiffs allege that a subsidiary of a bank previously acquired by the Company received unearned fees and kickbacks from a different title company than the one involved in the previously discussed litigation in the process of making loans. The original complaint alleged violations of the Real Estate Settlement Procedures Act, the Sherman Act, and the Racketeer Influenced and Corrupt Organizations Act (“RICO”). The plaintiffs filed an Amended Complaint on September 30, 2020 that dropped the RICO claim, but they are continuing to pursue the Real Estate Settlement Procedures Act and Sherman Act claims. The defendants moved to dismiss the Sherman Act claim on October 14, 2020, and that motion was denied on April 2, 2021. On March 13, 2023 the court granted plaintiffs’ motion for class certification. The case is currently in the discovery phase. The Company and ESSA B&T intend to vigorously defend against plaintiffs’ allegations. To the extent that this matter could result in exposure to the Company and/or ESSA B&T, the amount or range of such exposure is not currently estimable but could be substantial.

10.	LEASES

A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The Company accounts for all its leases in accordance with Topic 842. For the Company, Topic 842 primarily affects the accounting treatment for operating lease agreements in which the Company is the lessee.

Lessee Accounting

Substantially all of the leases in which the Company is the lessee are comprised of real estate property for branches, ATM locations, and office space with terms extending through 2044. All of our leases are classified as operating leases on the Company’s Consolidated Balance Sheet for both periods.

The following table presents the Consolidated Balance Sheet classification of the Company’s right-of-use assets and lease liabilities. The Company elected not to include short-term leases (i.e., leases with initial terms of twelve months or less), or equipment leases (deemed immaterial) on the Consolidated Balance sheet.

(in thousands)		September 30, 2024
Lease Right-of-Use Assets	Classification
Operating lease right-of-use assets	Other assets	$5,697

Total Lease Right-Of-Use Assets		$5,697

(in thousands)		September 30, 2024
Lease Liabilities	Classification
Operating lease liabilities	Other liabilities	$5,985

Total Lease Liabilities		$5,985

(in thousands)		September 30, 2023
Lease Right-of-Use Assets	Classification
Operating lease right-of-use assets	Other assets	$6,046

Total Lease Right-Of-Use Assets		$6,046

(in thousands)		September 30, 2023
Lease Liabilities	Classification
Operating lease liabilities	Other liabilities	$6,288

Total Lease Liabilities		$6,288

The calculated amount of the ROU assets and lease liabilities in the table above are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

September 30, 2024
Weighted average remaining lease term
Operating leases	10.9 years
Weighted average discount rate
Operating leases	3.48%

September 30, 2023
Weighted average remaining lease term
Operating leases	11.7 years
Weighted average discount rate
Operating leases	3.29%

The following table represents lease costs and other lease information. As the Company elected, for all classes of underlying assets, not to separate lease and non-lease components and instead to account for them as a single lease component, the variable lease cost primarily represents variable payments such as common area maintenance and utilities.

Lease Costs (in thousands)	Twelve Months Ended September 30, 2024
Operating lease cost	$1,109
Variable lease cost	337

Net lease cost	$1,446

Lease Costs (in thousands)	Twelve Months Ended September 30, 2023
Operating lease cost	$977
Variable lease cost	245

Net lease cost	$1,222

Future minimum payments for leases with initial or remaining terms of one year or more as of September 30, 2024 were as follows:

(in thousands)	Leases
Twelve months Ended:
September 30, 2025	$909
September 30, 2026	870
September 30, 2027	728
September 30, 2028	708
September 30, 2029	513
Thereafter	3,567

Total future minimum lease payments	7,295
Amounts representing interest	(1,310)

Present Value of Net Future Minimum Lease Payments	$5,985

11.	EMPLOYEE BENEFITS

Employee Stock Ownership Plan (“ESOP”)

The Company created an ESOP for the benefit of employees who meet the eligibility requirements, which include having completed one year of service with the Company or its subsidiary and attained age 21. The ESOP trust acquired 1,358,472 shares of the Company’s stock in 2007 from proceeds from a loan with the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. Cash dividends paid on allocated shares are distributed to participants and cash dividends paid on unallocated shares are used to repay the outstanding debt of the ESOP. The ESOP trust’s outstanding loan bears interest at prime, adjustable each January 1st, which was 8.50% at September 30, 2024 and requires an annual payment of principal and interest through December of 2036. The Company’s ESOP, which is internally leveraged, does not report the loans receivable extended to the ESOP as assets and does not report the ESOP debt due to the Company.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of payments made during the year to the remaining amount of payments due on the loan through maturity. Accordingly, the shares pledged as collateral are reported as unallocated common stock held by the ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. The Company recognized ESOP expense of $797,000 for the years ended September 30, 2024 and 2023.

The following table presents the components of the ESOP shares:

	2024	2023
Allocated shares	425,508	411,696
Shares committed to be released	33,962	33,962
Unreleased shares	554,709	599,992

Total ESOP shares	1,014,179	1,045,650

Fair value of unreleased shares (in thousands)	$11,314	$9,516

Equity Incentive Plan

The Company previously maintained the ESSA Bancorp, Inc. 2007 Equity Incentive Plan (the “Plan”). The Plan provided for a total of 2,377,326 shares of common stock for issuance upon the grant or exercise of awards. Of the shares available under the Plan, 1,698,090 were available to be issued in connection with the exercise of stock options and 679,236 were available to be issued as restricted stock. The Plan allowed for the granting of non-qualified stock options (“NSOs”), incentive stock options (“ISOs”), and restricted stock. Options under the plan were granted at no less than the fair value of the Company’s common stock on the date of the grant. As of the effective date of the 2016 Equity Incentive Plan (detailed below), no further grants will be made under the plan and forfeitures of outstanding awards under the plan will be added to the shares available under the 2016 Equity Incentive Plan.

The Company replaced the 2007 Equity Incentive Plan with the ESSA Bancorp, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan provides for a total of 250,000 shares of common stock for issuance upon the grant or exercise of awards. The 2016 Plan allows for the granting of restricted stock, restricted stock units, incentive stock options and non-qualified stock options.

The Company replaced the 2016 Equity Incentive Plan with the ESSA Bancorp, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan which was approved by shareholders on March 7, 2024, provides for a total of 200,000 shares of common stock for issuance upon the grant or exercise of awards. The 2024 Plan allows for the granting of restricted stock, restricted stock units, incentive stock options and non-qualified stock options.

The Company classifies share-based compensation for employees and outside directors within “Compensation and employee benefits” in the Consolidated Statement of Income to correspond with the same line item as compensation paid.

Restricted stock shares outstanding at September 30, 2024 vest over periods ranging from 1 year to 3 years. The product of the number of shares granted and the grant date market price of the Company’s common stock determines the fair value of restricted shares under the Company’s restricted stock plan. The Company expenses the fair value of all share based compensation grants over the requisite service period.

During the years ended September 30, 2024 and 2023, the Company recorded $568,000 and $560,000 of share-based compensation expense consisting of restricted stock expense. Expected future compensation expense relating to the restricted shares outstanding, at September 30, 2024 is $567,000 over the remaining vesting period of 3.0 years.

The following is a summary of the status of the Company’s nonvested restricted stock as of September 30, 2024, and changes therein during the year then ended:

	Number of Restricted Stock	Weighted- Average Grant Date Fair Value
Nonvested at September 30, 2023	32,512	$17.03
Granted	40,586	14.85
Vested	(37,435)	15.18
Forfeited	(833)	15.01

Nonvested at September 30, 2024	34,830	$16.53

Defined Benefit Plan

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank’s funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan’s actuary. In February 2017, the Bank amended the defined benefit pension plan to provide that no additional participants would enter the plan and no additional benefits would accrue beyond February 28, 2017.

The following table sets forth the change in plan assets and benefit obligation at September 30 (in thousands):

	2024	2023
Change in benefit projected obligation:
Projected benefit obligation at beginning of year	$12,196	$12,776
Service cost	—	—
Interest cost	687	656
Actuarial (gains) losses	578	(568)
Benefits paid	(636)	(668)

Projected benefit obligation at end of year	12,825	12,196

Change in plan assets:
Fair value of plan assets at beginning of year	17,769	16,551
Actual return on plan assets	3,932	1,886
Contributions	—	—
Benefits paid	(636)	(668)

Fair value of plan assets at end of year	21,065	17,769

Funded status	$8,240	$5,573

Amounts not yet recognized as a component of net periodic pension cost at September 30 (in thousands):

	2024	2023
Amounts recognized in accumulated other comprehensive income consist of:
Net (gain) loss	$(2,394)	$(85)

The accumulated benefit obligation for the defined benefit pension plan was $12.8 million and $12.2 million at September 30, 2024 and 2023, respectively.

The following table comprises the components of net periodic benefit cost for the years ended September 30 (in thousands):

	2024	2023
Service cost	$—	$—
Interest cost	687	656
Expected return on plan assets	(1,045)	(968)
Recognized net actuarial loss	—	—
Settlement loss	—	—

Net periodic benefit	$(358)	$(312)

Weighted-average assumptions used to determine benefit obligations for the years ended September 30:

	2024	2023
Discount rate	4.91%	5.80%
Rate of compensation increase	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for the years ended September 30:

	2024	2023
Discount rate	5.80%	5.31%
Expected long-term return on plan assets	6.00%	6.00%
Rate of compensation increase	N/A	N/A

The expected long-term rate of return was estimated using market benchmarks by which the plan assets would outperform the market in the future, based on historical experience adjusted for changes in asset allocation and expectations for overall lower future returns on similar investments compared with past periods.

Plan Assets

The following tables set forth by level, within the fair value hierarchy, the plan’s financial assets at fair value as of September 30, 2024 and 2023 (in thousands):

	September 30, 2024
	Level I	Level II	Level III	Total
Investment in collective trusts:
Fixed income	$—	$8,342	$—	$8,342
Equity	—	12,681	—	12,681
Investment in short-term investments	—	42	—	42

Total assets at fair value	$—	$21,065	$—	$21,065

	September 30, 2023
	Level I	Level II	Level III	Total
Investment in collective trusts:
Fixed income	$—	$7,081	$—	$7,081
Equity	—	10,661	—	10,661
Investment in short-term investments	—	27	—	27

Total assets at fair value	$—	$17,769	$—	$17,769

Investments in collective trusts and short-term investments are valued at the net asset value of shares held by the plan.

The Bank’s defined benefit pension plan weighted-average asset allocations at September 30, 2024 and 2023 by asset category, are as follows:

	September 30,
Asset Category	2024	2023
Fixed income securities	39.6%	39.8%
Equity securities	60.2	60.0
Other	0.2	0.2

Total	100.0%	100.0%

The Bank believes that the plan’s risk and liquidity position are, in large part, a function of the asset class mix. The Bank desires to utilize a portfolio mix that results in a balanced investment strategy. Three asset classes are outlined, as above. The target allocations of these classes are as follows: equity securities, 65 percent, and cash and fixed income securities, 35 percent.

Cash Flows

The Bank does not expect to make any contributions to its pension plan in fiscal 2024.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows (in thousands):

2025	$1,340
2026	813
2027	1,390
2028	632
2029	447
2030-2034	3,009

401(k) Plan

The Bank also has a savings plan qualified under Section 401(k) of the Internal Revenue Code, which covers substantially all employees over 21 years of age. Employees can contribute to the plan, but are not required to. Employer contributions were reinstated in March 2017. Employer contributions are allocated based on employee contribution levels. The expense related to the plan for the year ended September 30, 2024 and 2023 was $546,000 and $517,000, respectively.

Supplemental Executive Retirement Plan

The Bank maintains a salary continuation agreement with certain executives of the Bank, which provides for benefits upon retirement to be paid to the executive for no less than 192 months, unless the executive elects to receive the present value of the payments as a lump sum. The Bank has recorded accruals of $3.0 million and $3.0 million at September 30, 2024 and 2023, respectively which represent the estimated present value (using a discount rate of 6.00 percent) of the benefits earned under this agreement. There was $233,000 and $391,000 in expense related to the supplemental executive retirement plan for the years ended September 30, 2024 and 2023, respectively.

12.	REGULATORY RESTRICTIONS

Reserve Requirements

The Bank is required to maintain reserve funds in cash or in deposit with the Federal Reserve Bank. The Federal Reserve Bank reduced the reserve requirement to zero effective March 26, 2020. As a result, there was no required reserve at September 30, 2024 and 2023.

Dividend Restrictions

Federal banking laws, regulations, and policies limit the Bank’s ability to pay dividends to the Company. Dividends may be declared and paid by the Bank only out of net earnings for the then current year. A dividend may not be declared or paid if it would impair the general reserves of the Bank as required to be maintained under the Pennsylvania Banking.

13.	REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Bank and the Company to maintain certain minimum amounts of capital. Specifically, the Bank is required to maintain certain minimum dollar amounts and ratios of Total and Tier 1 capital to risk-weighted assets, of Tier 1 capital to average total assets, and common equity Tier 1 capital to risk-weighted assets.

Bank holding companies are generally subject to statutory capital requirements, which were implemented by certain of the new capital regulations described above that became effective on January 1, 2015. However, the Small Banking Holding Company Policy Statement exempts certain small bank holding companies like the Company from those requirements provided that they meet certain conditions.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions. Management believes that, as of September 30, 2024, the Bank met all capital adequacy requirements to which it is subject.

As of September 30, 2024, and 2023, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Total risk-based, Tier 1 risk-based, common equity Tier 1 capital and Tier 1 leverage capital must be at least 10 percent, 8 percent, 6.5 percent, and 5 percent, respectively. There have been no conditions or events since the notification that management believes have changed the Bank’s or the Company’s category.

The Bank’s actual capital ratios for the years ended September 30 are presented in the following table (dollars in thousands):

	2024		2023
	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Actual	$232,615	14.2%	$224,683	13.0%
For capital adequacy purposes	130,883	8.0	138,582	8.0
To be well capitalized	163,604	10.0	173,228	10.0
Tier 1 capital (to risk-weighted assets)
Actual	$215,933	13.2%	$206,106	11.9%
For capital adequacy purposes	98,162	6.0	103,937	6.0
To be well capitalized	130,883	8.0	138,582	8.0
Common equity tier 1 capital (to risk-weighted assets)
Actual	$215,933	13.2%	$206,106	11.9%
For capital adequacy purposes	73,622	4.5	77,953	4.5
To be well capitalized	106,342	6.5	112,598	6.5
Tier 1 capital (to adjusted assets)
Actual	$215,933	10.0%	$206,106	9.4%
For capital adequacy purposes	65,442	4.0	87,671	4.0
To be well capitalized	81,802	5.0	109,589	5.0

14.	FAIR VALUE

The following disclosures show the hierarchal disclosure framework associated within the level of pricing observations utilized in measuring assets and liabilities at fair value. The definition of fair value maintains the exchange price notion in earlier definitions of fair value but focuses on the exit price of the asset or liability. The exit price is the price that would be received to sell the asset or paid to transfer the liability adjusted for certain inherent risks and restrictions. Expanded disclosures are also required about the use of fair value to measure assets and liabilities.

Assets and Liabilities Required to be Measured and Reported at Fair Value on a Recurring Basis

The following tables provide the fair value for assets and liabilities required to be measured and reported at fair value on a recurring basis on the Consolidated Balance Sheet as of September 30, 2024 and September 30, 2023 by level within the fair value hierarchy (in thousands).

Reoccurring Fair Value Measurements at Reporting Date
	September 30, 2024
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$122,225	$—	$122,225
Obligations of states and political subdivisions	—	8,791	—	8,791
U.S. government agency securities	—	6,266	—	6,266
Corporate obligations	—	66,561	4,556	71,117
Other debt securities	—	7,470	—	7,470

Total debt securities	—	211,313	4,556	215,869
Equity securities - financial services	26	—	—	26
Derivatives and hedging activities	—	8,203	—	8,203
Liabilities:
Derivatives and hedging activities	—	9,183	—	9,183

Reoccurring Fair Value Measurements at Reporting Date
	September 30, 2023
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$100,331	$—	$100,331
Obligations of states and political subdivisions	—	9,052	—	9,052
U.S. government treasury securities	—	123,580	—	123,580
U.S. government agency securities	—	28,952	—	28,952
Corporate obligations	—	62,885	2,836	65,721
Other debt securities	—	6,420	—	6,420

Total debt securities	—	331,220	2,836	334,056
Equity securities - financial services	32	—	—	32
Derivatives and hedging activities	—	19,662	—	19,662
Liabilities:
Derivatives and hedging activities	—	9,579	—	9,579

The following tables present a summary of changes in the fair value of the Company’s Level III investments for years ended September 30, 2024 and 2023 (in thousands).

	Fair Value Measurement Using Significant Unobservable Inputs (Level III)
	September 30, 2024	September 30, 2023
Beginning balance	$2,836	$7,374
Purchases, sales, issuances, settlements, net	—	—
Total unrealized gain:
Included in earnings	—	—
Included in other comprehensive income	15	(188)
Transfers into Level III	1,705	—
Transfers out of Level III	—	(4,350)

	$4,556	$2,836

Each financial asset and liability is identified as having been valued according to a specified level of input, 1, 2 or 3. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset, either directly or indirectly. Level 2 inputs include quoted prices for similar assets in active markets, and inputs other than quoted prices that are observable for the asset or liability. Level 3 inputs are unobservable inputs for the asset, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach, and/or cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparable. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering factors specific to the measurement (qualitative and quantitative). Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on a security’s relationship to other benchmark quoted securities. Most of the securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quoted market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Securities reported at fair value utilizing Level 1 inputs are limited to actively traded equity securities whose market price is readily available from the New York Stock Exchange or the NASDAQ exchange. A few securities are valued using Level 3 inputs, all of these are classified as available for sale and are reported at fair value using Level 3 inputs.

Assets and Liabilities Required to be Measured and Reported on a Non-Recurring Basis

The following tables provide the fair value for assets required to be measured and reported at fair value on a non recurring basis on the Consolidated Balance Sheet as of September 30, 2024 and September 30, 2023 by level within the fair value hierarchy:

	September 30, 2024
	Level I	Level II	Level III	Total Fair Value
Financial assets:
Foreclosed real estate owned	$—	$—	$3,195	$3,195
Individually evaluated loans held for investment	—	—	7,615	7,615

	September 30, 2023
	Level I	Level II	Level III	Total Fair Value
Financial assets:
Foreclosed real estate owned	$—	$—	$3,311	$3,311
Impaired loans	—	—	9,693	9,693

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information About Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
September 30, 2024
Individually evaluated loans held for investment	$7,615	Appraisal of collateral (1)	Appraisal adjustments (2)	0% to 35% (20.9%)
Foreclosed real estate owned	3,195	Appraisal of collateral (1)	Appraisal adjustments (2)	10% (10.0%)
September 30, 2023
Impaired loans	$9,693	Appraisal of collateral (1)	Appraisal adjustments (2)	0% to 35% (20.8%)
Foreclosed real estate owned	3,311	Appraisal of collateral (1)	Appraisal adjustments (2)	10 to 35% (10.2%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)

Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

Investment Securities Available for Sale

The fair value of securities available for sale are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) are used to support fair values of certain Level 3 investments, if applicable.

Equity Securities

The fair value of equity securities are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1).

Individually Analyzed Loans (generally carried at fair value)

The Company has measured impairment on individually evaluated loans generally based on the fair value of the loan’s collateral. Individually evaluated loans are evaluated on the collateral method based on Level II inputs utilizing outside appraisals. Those individually evaluated loans for which management incorporates significant adjustments for sales costs and other discount assumptions regarding market conditions are considered Level III fair values. The fair value investment in individually analyzed loans totaled $7.6 million less their valuation allowances of $2,000 at September 30, 2024. The fair value consists of the loan balances of $9.7 million less their valuation allowances of $42,000 at September 30, 2023.

Foreclosed Real Estate Owned

Foreclosed real estate owned is measured at fair value, less cost to sell at the date of foreclosure; valuations are periodically performed by management; and the assets are carried at fair value, less cost to sell. Income and expenses from operations and changes in valuation allowance are included in the net expenses from foreclosed real estate.

Derivatives

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company has entered into interest rate swaps as part of its interest rate risk management strategy. These interest rate swaps are designated as cash flow hedges and involve the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed payments. The fair value of the swap asset and liability is based on an external derivative model using data inputs as of the valuation date and are classified Level 2.

Assets and Liabilities not Required to be Measured and Reported at Fair Value

The methods and assumptions used by the Company in estimating fair values of financial instruments at September 30, 2024 and 2023 is in accordance with ASC Topic 825, Financial Instruments which requires public entities to use exit pricing in the calculations of the tables below.

	September 30, 2024
	Carrying Value	Level I	Level II	Level III	Total Fair Value
Financial assets:
Loans receivable, net	$1,744,284	$—	$—	$1,635,032	$1,635,032
Mortgage servicing rights	1,051	—	—	1,450	1,450
Investment securities held to maturity	47,378	—	41,519	—	41,519
Financial liabilities:
Deposits	1,629,051	1,046,990	—	581,842	1,628,832
Short-term borrowings	280,000	—	—	280,631	280,631
Other borrowings	10,000	—	—	10,042	10,042

	September 30, 2023
	Carrying Value	Level I	Level II	Level III	Total Fair Value
Financial assets:
Loans receivable, net	$1,680,525	$—	$—	$1,524,615	$1,524,615
Mortgage servicing rights	874	—	—	1,470	1,470
Investment securities held to maturity	52,242	—	42,090	—	42,090
Financial liabilities:
Deposits	1,661,016	1,157,045	—	499,101	1,656,146
Short-term borrowings	374,652	—	—	364,291	364,291

For Cash and Cash Equivalents, Accrued Interest Receivable, Regulatory Stock, Bank Owned Life Insurance, Advances by Borrowers for Taxes and Insurance, and Accrued Interest Payable the carrying value is a reasonable estimate of the fair value and are considered Level 1 measurements.

The fair value approximates the current book value.

15.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The activity in accumulated other comprehensive loss for the years ended September 30, 2024 and 2023, is as follows (in thousands):

	Accumulated Other Comprehensive Loss (1)
	Defined Benefit Pension Plan	Unrealized Gains (Losses) on Securities Available for Sale	Derivatives	Total
Balance at September 30, 2023	$66	$(17,525)	$7,966	$(9,493)
Other comprehensive income (loss) before reclassifications	1,825	9,840	(1,659)	10,006
Amounts reclassified from accumulated other comprehensive loss	—	—	(7,078)	(7,078)

Period change	1,825	9,840	(8,737)	2,928

Balance at September 30, 2024	$1,891	$(7,685)	$(771)	$(6,565)

Balance at September 30, 2022	$(1,108)	$(13,879)	$12,093	$(2,894)
Other comprehensive income (loss) before reclassifications	1,174	(3,742)	3,079	511
Amounts reclassified from accumulated other comprehensive loss	—	96	(7,206)	(7,110)

Period change	1,174	(3,646)	(4,127)	(6,599)

Balance at September 30, 2023	$66	$(17,525)	$7,966	$(9,493)

(1)	All amounts are net of tax. Related income tax expense or benefit is calculated using an income tax rate approximating 21% in Fiscal 2024 and 2023.

Details About Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss) For the Year Ended September 30, (3)		Affected Line Item in the Consolidated
(in thousands)	2024	2023	Statement of Income
Securities available for sale (1):
Net securities gains reclassified into earnings	$—	$(121)	Gain on sale of investment securities, net
Related income tax expense	—	25	Income taxes

Net effect on accumulated other comprehensive loss for the period	—	(96)
Derivatives and Hedging Activities (2):
Interest expense, effective portion	8,960	9,122	Interest expense
Related income tax expense	(1,882)	(1,916)	Income taxes

Net effect on accumulated other comprehensive loss for the period	7,078	7,206

Total reclassifications for the period	$7,078	$7,110

(1)	For additional details related to unrealized gains on securities and related amounts reclassified from accumulated other comprehensive income (loss) see Note 3, “Investment Securities.”
(2)	For additional details related to derivative financial instruments see Note16, “Derivatives and Hedging Activities.”
(3)	Amounts in parenthesis indicate debits.

16.	DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments.

Fair Values of Derivative Instruments on the Consolidated Balance Sheet

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of September 30, 2024 and 2023, (in thousands).

		Fair Values of Derivative Instruments Asset Derivatives
Hedged Item	Notional Amount	As of September 30, 2024 Balance Sheet Location	Fair Value	Notional Amount	As of September 30, 2023 Balance Sheet Location	Fair Value
FHLB Advances	125,000	Derivative and hedging assets	2,375	230,000	Derivative and hedging assets	10,086
Commercial Loans	97,089	Derivative and hedging assets	5,828	86,265	Derivative and hedging assets	9,576

Total derivatives designated as hedging instruments	$222,089		$8,203	$316,265		$19,662

		Fair Values of Derivative Instruments Liability Derivatives
Hedged Item	Notional Amount	As of September 30, 2024 Balance Sheet Location	Fair Value	Notional Amount	As of September 30, 2023 Balance Sheet Location	Fair Value
FHLB Advances	255,000	Derivative and hedging liabilities	3,348	—	Derivative and hedging liabilities	—
Commercial Loans	127,497	Derivative and hedging liabilities	5,835	117,516	Derivative and hedging liabilities	9,579

Total derivatives designated as hedging instruments	$382,497		$9,183	$117,516		$9,579

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest income and expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company has entered into interest rate swaps as part of its interest rate risk management strategy. These interest rate swaps are designated as cash flow hedges and involve the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed payments. As of September 30, 2024, the Company had 17 interest rate swaps with a notional of $380 million associated with the Company’s cash outflows associated with various FHLB advances and 48 interest rate swaps with a notional amount of $225 million associated with commercial loans. As of September 30, 2023, the Company had ten interest rate swaps with a notional of $230 million associated with the Company’s cash outflows associated with various brokered deposits and $204 million associated with commercial loans.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings), net of tax, and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged transactions. The Company did not recognize any hedge ineffectiveness in earnings during the periods ended September 30, 2024 and 2023.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest income/expense as interest payments are made/received on the Company’s variable-rate assets/liabilities. During the 12 months ended September 30, 2024 and 2023, the Company had $9.0 million and $9.1 million in gains, classified to interest expense, respectively. During the next twelve months, the Company estimates that $1.7 million will be reclassified as a decrease in interest expense.

The table below presents the effect of the Company’s cash flow hedge accounting on Accumulated Other Comprehensive Income for the periods ended September 30, 2024 and 2023 (in thousands).

	The Effect of Fair Value and Cash Flow Hedge Accounting on Accumulated Other Comprehensive Income
	Amount of (Loss) Gain Recognized in OCI on Derivative			Amount of Gain Reclassified from Accumulated OCI into Income
	Year Ended September 30,	Year Ended September 30,	Location of Gain Reclassified from	Year Ended September 30,	Year Ended September 30,
Derivatives in Hedging Relationships	2024	2023	Accumulated OCI into Income	2024	2023
Derivatives in Cash Flow Hedging Relationships
Interest Rate Products	$(11,063)	$(5,222)	Interest Expense	$8,960	$9,122

Total	$(11,063)	$(5,222)		$8,960	$9,122

Credit-risk-related Contingent Features

The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

The Company also has agreements with certain of its derivative counterparties that contain a provision where if the Company fails to maintain its status as a well / adequately capitalized institution, then the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements.

As of September 30, 2024 and 2023 the Company had derivatives in a net asset position and was not required to post collateral against its obligations under these agreements. If the Company had breached any of these provisions at September 30, 2024 and 2023, it could have been required to settle its obligations under the agreements at the termination value.

17.	REVENUE RECOGNITION

The Company accounts for its applicable revenue in accordance with ASC Topic 606 – Revenue from Contracts with Customers. The core principle of Topic 606 is that an entity recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. Topic 606 requires entities to exercise judgment when considering the terms of a contract. Topic 606 applies to all contracts with customers to provide goods or services in the ordinary course of business, except for contracts that are specifically excluded from its scope.

Topic 606 does not apply to revenue associated with interest income on financial instruments, including loans and securities. Additionally, certain noninterest income streams, such as income from bank-owned life insurance, gains on loans sold, and gains and losses on sales of debt and equity securities, are out of scope of Topic 606. The Company has evaluated the nature of its contracts with customers and determined that further disaggregation beyond what is presented in the Consolidated Statement of Income was not necessary.

The main types of non interest income within the scope of the standard are:

Trust and Investment Fees

Trust and asset management income is primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days after month end through a direct charge to customer’s accounts. The Company does not earn performance-based incentives. Optional services such as real estate sales and tax return preparation services are also available to existing trust and asset management customers. The Company’s performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, at a point in time (i.e. as incurred). Payment is received shortly after services are rendered.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees (i.e. net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Fees, Exchange, and Other Service Charges

Fees, interchange, and other service charges are primarily comprised of debit card income, ATM fees, cash management income, and other services charges. Debit card income is primarily comprised of interchange fees earned whenever the Company’s debit cards are processed through card payment networks such as Mastercard. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a company ATM. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Insurance Commissions

Insurance income primarily consists of commissions received on product sales. The Company acts as an intermediary between the Company’s customer and the insurance carrier. The Company’s performance obligation is generally satisfied upon the issuance of the policy. Shortly after the policy is issued, the carrier remits the commission payment to the Company, and the Company recognizes the revenue.

18.	PARENT COMPANY

Condensed financial statements of ESSA Bancorp, Inc. are as follows (in thousands):

CONDENSED BALANCE SHEET

	September 30,
	2024	2023
ASSETS
Cash and due from banks	$3,714	$5,564
Equity securities	26	32
Investment in subsidiary	223,169	210,505
Premises and equipment, net	371	381
Other assets	3,314	3,377

TOTAL ASSETS	$230,594	$219,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$173	$151
Stockholders’ equity	230,421	219,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,594	$219,859

CONDENSED STATEMENT OF INCOME

	Year Ended September 30,
	2024	2023
INCOME
Interest income	$937	$718
Unrealized (loss) gain on equity securities	(6)	4
Dividends	8,000	6,000
Other	15	—

Total income	8,946	6,722

EXPENSES
Professional fees	466	657
Other	30	30

Total expenses	496	687

Income before income tax benefit	8,450	6,035
Income tax benefit	96	7

Income before equity in undistributed net earnings of subsidiary	8,354	6,028
Equity in undistributed net earnings of subsidiary	8,638	12,548

NET INCOME	$16,992	$18,576

COMPREHENSIVE INCOME	$19,920	$11,977

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended September 30,
	2024	2023
OPERATING ACTIVITIES
Net income	$16,992	$18,576
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net earnings of subsidiary	(8,638)	(12,548)
Provision for depreciation	10	10
Increase in accrued income taxes	(96)	(1,443)
Increase in accrued interest receivable	—	(248)
Other, net	850	721

Net cash provided by operating activities	9,118	5,068

FINANCING ACTIVITIES
Purchase of treasury stock shares	(5,063)	—
Dividends on common stock	(5,905)	(5,859)

Net cash used for financing activities	(10,968)	(5,859)

Decrease in cash	(1,850)	(791)
CASH AT BEGINNING OF YEAR	5,564	6,355

CASH AT END OF YEAR	$3,714	$5,564